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Exhibit 99.1

Affordable Residential Communities Inc. Announces
Sale by its Operating Partnership of $87 Million Senior Exchangeable Notes

        DENVER, COLORADO, August 9, 2005—Affordable Residential Communities Inc. (NYSE: ARC) announced today that its operating partnership, Affordable Residential Communities LP, has issued $87 million aggregate principal amount of its 7 1/2% senior exchangeable notes due 2025 to qualified institutional buyers in a private transaction. The operating partnership also has granted Merrill Lynch & Co., the initial purchaser of the notes, an option to purchase an additional $13 million of notes within 30 days of the issuance of the notes.

        The notes are senior unsecured obligations of the operating partnership and are exchangeable, at the option of the holders, into shares of the Company's common stock at an initial exchange rate of 69.8812 shares per $1,000 principal amount of the notes (equal to an initial exchange price of approximately $14.31 per share), subject to adjustment and, in the event of specified corporate transactions involving the Company or the operating partnership, an additional make-whole premium. The closing sale price of the Company's common stock, as reported on the New York Stock Exchange, on August 3, 2005, the date the notes were priced, was $12.18 per share. Upon exchange, the operating partnership shall have the option to deliver, in lieu of shares of the Company's common stock, cash or a combination of cash and shares of the Company's common stock.

        Prior to August 20, 2010, the notes are not redeemable at the option of the operating partnership. After August 20, 2010, the operating partnership may redeem all or a portion of the notes at a redemption price equal to the principal amount plus accrued and unpaid interest, if any, on the notes, if the closing price of the Company's common stock has exceeded 130% of the exchange price for at least 20 trading days in any consecutive 30-trading day period.

        Holders of the notes may require the operating partnership to repurchase all or a portion of the notes at a purchase price equal to the principal amount plus accrued and unpaid interest, if any, on the notes on each of August 15, 2010, August 15, 2015 and August 15, 2020, or after the occurrence of certain corporate transactions involving the Company or the operating partnership.

        The notes were sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes and the shares of the Company's common stock issuable upon exchange of the notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

        This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ materially from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general risks affecting the real estate industry; the Company's ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company's assumptions on rental home and home sales and financing activity; completion of pending acquisitions and sales, if any, and timing with respect thereto; the Company's growth and expansion into new markets or successful integration of acquisitions; and the effect of interest rates. Additional factors that could cause the Company's results to differ materially from those described in the forward-looking statements can be found in the Company's 2004 Annual Report on Form 10-K (included under the heading "Forward-Looking Statements"), and in the Company's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements contained in this news release speak only as of the date of the release, and the Company assumes no obligation to update the forward-looking statements or update the reasons why actual results could differ from those contained in the forward-looking statements

About Affordable Residential Communities Inc.

        Affordable Residential Communities Inc. ("ARC") currently owns and operates approximately 63,000 homesites located in 315 communities (excluding discontinued operations) in 27 states. ARC is a fully integrated, self-administered, self-managed equity real estate investment trust (REIT) focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Denver, CO.

CONTACT: Affordable Residential Communities Inc.
Lawrence Kreider, 866-847-8931
investor.relations@aboutarc.com
or
Integrated Corporate Relations, Inc.
Brad Cohen, 203-682-8211

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Affordable Residential Communities Inc. Announces Sale by its Operating Partnership of $87 Million Senior Exchangeable Notes